Exhibit 3.1
CERTIFICATE OF DESIGNATIONS
OF
COMMON EQUIVALENT JUNIOR PREFERRED STOCK, SERIES S
OF
BANK OF AMERICA CORPORATION
Pursuant to Section 151 of the
General Corporation Law of the State of Delaware
     Bank of America Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:
     1. At meetings duly convened and held on November 16, 2009, November 17, 2009, December 1, 2009 and December 3, 2009, the Board of the Corporation (the “Board”) duly adopted resolutions (a) authorizing the issuance and sale by the Corporation of one or more series of the Corporation’s preferred stock, and (b) appointing a Special Securities Committee (the “Committee”) of the Board to act on behalf of the Board in establishing the number of authorized shares, the dividend rate and other powers, designations, preferences and rights of the preferred stock.
     2. Thereafter, on December 3, 2009, the Committee duly adopted the following resolution by written consent:
“RESOLVED, that the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Corporation’s Common Equivalent Junior Preferred Stock, Series S, including those established by the Board and the number of authorized shares and dividend rate established hereby, are authorized and approved as set forth in the Certificate of Designations attached hereto as Exhibit A, which is incorporated herein and made a part of these resolutions by reference.”
     IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its duly authorized officer this 3rd day of December, 2009.

BANK OF AMERICA CORPORATION
/s/ TERESA M. BRENNER
Name:	Teresa M. Brenner
Title:	Associate General Counsel

Exhibit A
CERTIFICATE OF DESIGNATIONS
OF
COMMON EQUIVALENT
JUNIOR PREFERRED STOCK, SERIES S
OF
BANK OF AMERICA CORPORATION
     Pursuant to the authority vested in the Board of Directors (the “Board”) by the Amended and Restated Certificate of Incorporation of the Corporation the (“Certificate of Incorporation”), the Board does hereby designate, create, authorize and provide for the issue of a series of preferred stock, $0.01 par value per share, which shall be designated as Common Equivalent Junior Preferred Stock, Series S (the “Series S Junior Preferred Stock”) consisting of 1,286,000 shares having the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as follows:
COMMON EQUIVALENT
JUNIOR PREFERRED STOCK, SERIES S
     Section I. Definitions
“Adjusted Conversion Rate” means, for each share of Series S Junior Preferred Stock, that number of shares of Common Stock determined by reference to the Initial Conversion Rate (as adjusted pursuant to Section II(d), as applicable) multiplied by an amount equal to one less a fraction, the numerator of which is 200,000,000 and the denominator of which is the Initial Conversion Rate in effect on the Closing Date (without adjustment pursuant to Section II(d)) multiplied by the number of shares of Series S Junior Preferred Stock then outstanding, the amount resulting from such calculation being rounded, if necessary, to the nearest one ten-thousandth, with five one-hundred thousandths rounded upwards.
“Adjusted Liquidation Preference” means, for each share of Series S Junior Preferred Stock, $12,667.19.
“Amendment” means an Amendment to the Certificate of Incorporation increasing the number of shares of Common Stock the Corporation is authorized to issue from 10 billion to such amount as is authorized by the Board, which amount shall be not less than an amount sufficient to effect conversion of the Series S Junior Preferred Stock in full.
“Applicable Conversion Rate” means the Initial Conversion Rate, unless the Triggering Date has occurred, in which case it shall be the Adjusted Conversion Rate, in each case subject to adjustment pursuant to Section II(d), as applicable, for any such event occurring subsequent to the initial determination of such rate.
“Applicable Liquidation Preference” means the Initial Liquidation Preference unless the Triggering Date has occurred, in which case it shall be the Adjusted Liquidation Preference.

“As Converted Liquidation Amount” has the meaning specified in Section V(c).
“Board” means the Board of Directors of Bank of America Corporation.
“Certificate of Incorporation” has the meaning specified in the preamble.
“Closing Date” means the date that the Series S Junior Preferred Stock is first issued.
“Common Dividend Equivalent Amount” has the meaning specified in Section III(a).
“Common Stock” means the Common Stock, $.01 par value per share, of the Corporation.
“Conversion Date” means the first business day following the receipt of Stockholder Approval and the filing and acceptance of the Amendment with the Office of the Secretary of State of the State of Delaware.
“Corporation” means Bank of America Corporation.
“Exchange Property” has the meaning specified in Section VI(a).
“Holder” means the Person in whose name the shares of Series S Junior Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of the shares of Series S Junior Preferred Stock for the purpose of making payment and settling conversion and for all other purposes.
“Initial Conversion Rate” means, for each share of Series S Junior Preferred Stock, 1,000 shares of Common Stock.
“Initial Liquidation Preference” means, for each share of Series S Junior Preferred Stock, $15,000.
“Junior Preferred Director” has the meaning specified in Section IV(b).
“Liquidation Participation Amount” has the meaning specified in Section V(c).
“Nonpayment” has the meaning specified in Section IV(b).
“Parity Stock” has the meaning specified in Section III(d).
“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.
“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock (or other applicable security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board or a duly authorized committee of the Board or by statute, contract or otherwise).

“Reorganization Event” has the meaning specified in Section VI(a).
“Series S Junior Preferred Stock” has the meaning specified in the preamble.
“Special Dividend Payment Date” has the meaning specified in Section III(b).
“Special Dividend Rate” has the meaning specified in Section III(b).
“Special Dividend” has the meaning specified in Section III(b).
“Stockholder Approval” means the requisite approval by the stockholders of the Corporation of the Amendment.
“Triggering Date” means the earlier of (i) the date on which any meeting of the stockholders of the Corporation called for the purpose of obtaining Stockholder Approval is finally adjourned and at which the Amendment is rejected by the Corporation’s stockholders and (ii) the date that is 105 days from the Closing Date.
“Voting Parity Securities” has the meaning specified in Section IV(b).
     Section II. Automatic Conversion
          (a) Upon the terms and in the manner set forth in this Section II and subject to the provisions for adjustment in Section II(b) below, at 9:30 a.m., New York City time, on the Conversion Date, each share of Series S Junior Preferred Stock will automatically convert into an amount of fully-paid and non-assessable shares of Common Stock, without any action on the part of Holders or the Corporation, based on the Applicable Conversion Rate. The shares of Series S Junior Preferred Stock so converted will be cancelled as described in paragraph (c) below.
          (b) If the Corporation fails to obtain Stockholder Approval on or before the Triggering Date, then at 9:30 a.m., New York City time, on the first business day after the Triggering Date, the Series S Junior Preferred Stock shall automatically partially convert into Common Stock, to be effected by the Corporation’s issuance of 200,000,000 shares of Common Stock (as adjusted pursuant to Section II(d)) to the Holders of the Series S Junior Preferred Stock, pro rata based on the number of shares of Series S Junior Preferred Stock held of record by each such Holder on such date, without any action on the part of Holders, and the Applicable Conversion Rate shall thereafter be the Adjusted Conversion Rate. Following the issuance of such Common Stock, all shares of the Series S Junior Preferred Stock will remain outstanding.
          (c) As promptly as practicable after the Conversion Date, the Corporation shall (i) provide notice of the conversion to each Holder stating the Conversion Date, the number of shares of Common Stock issued upon conversion of each share of Series S Junior Preferred Stock held of record by such Holder and subject to conversion and the place or places where certificates representing shares of Series S Junior Preferred Stock are to be surrendered for issuance of certificates representing shares of Common Stock and (ii) upon proper surrender (including but not limited to furnishing appropriate endorsements and transfer documents) of such certificates by such Holder, issue and deliver, in exchange for the certificates representing the shares of Series S Junior Preferred Stock held by such Holder, to each Holder a certificate or certificates for the number of full shares of Common Stock to which such Holder is entitled. Immediately upon conversion, the rights of the Holders as such with respect to the shares of Series S Junior Preferred Stock so converted shall cease and the persons entitled to receive the shares of Common Stock upon the conversion of such shares of Series S Junior Preferred Stock shall be treated for all purposes as having become the record and beneficial owners of such shares of Common Stock. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series S Junior Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation.
          (d) If at any time prior to the Conversion Date, the Corporation issues to all holders of the Common Stock shares of Common Stock or other securities or assets of the Corporation (other than cash) as a dividend or distribution on the Common Stock, or the Corporation effects a share split or share combination of the Corporation’s Common Stock, or the Corporation issues to all holders of the Common Stock certain rights or warrants entitling them for a period of 60 days or less to purchase shares of Common Stock at less than the current market value of the Common Stock at that time, or the Corporation purchases shares of Common Stock pursuant to a tender offer or exchange offer at above the current market value at that time, and in each such case the Record Date with respect to such event (or the date such event is effective, as the case may be) occurs on or after the Closing Date and prior to the Conversion Date (each, an “Adjustment Event”), then the Corporation will make such provision as is necessary so that the Holder receives the same dividend, distribution or other asset or property, if any, as it would have received in connection with such Adjustment Event if it had been the holder on the Record Date (or the date such event is effective, as the case may be) of the number of shares of Common Stock into which the shares of Series S Junior Preferred Stock held by such Holder are then convertible, or, to the extent that it is not reasonably practicable for the Corporation to make such provision, the Corporation shall make such adjustment to the Applicable Conversion Rate or other terms of the Series S Junior Preferred Stock to provide the Holder with an economic benefit comparable to that which it would have received had such provision been made; it being understood that this paragraph (d) shall not apply to the extent that any Holder participates on a pro rata basis with the holders of Common Stock.
          (e) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series S Junior Preferred Stock. If more than one share of Series S Junior Preferred Stock shall be surrendered for conversion at any one time by the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series S Junior Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series S Junior Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest equal to the value of such fractional interest as based on the closing sales price of the Common Stock on the business day immediately preceding the Conversion Date.

          (f) The Corporation shall not be required to reserve or keep available, out of its authorized but unissued Common Stock, or have sufficient authorized Common Stock to cover, the shares of Common Stock deliverable upon the conversion of the Series S Junior Preferred Stock prior to the Stockholder Approval.
          (g) All shares of Common Stock which may be issued upon conversion of the shares of Series S Junior Preferred Stock or pursuant to Section II(b) hereof will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable.
          (h) Effective immediately prior to the Conversion Date, dividends shall no longer be declared on the shares of Series S Junior Preferred Stock and such shares of Series S Junior Preferred Stock shall cease to be outstanding, in each case, subject to the rights of Holders of such Series S Junior Preferred Stock to receive any declared and unpaid dividends on such shares and any other payments to which they are otherwise entitled pursuant to Section II(d), Section III or Section VI.
     Section III. Dividend Rights
          (a) From and after the Closing Date to but excluding the Conversion Date, (i) the Holders shall be entitled to receive, when, as and if declared by the Board or any duly authorized committee of the Board, but only out of assets legally available therefor, all cash dividends or distributions (including, but not limited to, regular quarterly dividends) declared and paid or made in respect of the shares of Common Stock, at the same time and on the same terms as holders of Common Stock, in an amount per share of Series S Junior Preferred Stock equal to the product of (i) the Applicable Conversion Rate then in effect and (ii) any per share dividend or distribution, as applicable, declared and paid or made in respect of each share of Common Stock (the “Common Equivalent Dividend Amount”), and (ii) the Board may not declare and pay any such cash dividend or make any such cash distribution in respect of Common Stock unless the Board or any duly authorized committee of the Board declares and pays to the Holders of the Series S Junior Preferred Stock, at the same time and on the same terms as holders of Common Stock, the Common Equivalent Dividend Amount per share. Notwithstanding any provision in this Section III(a) to the contrary, (i) the Holders of the Series S Junior Preferred Stock shall not be entitled to receive any cash dividend or distribution made with respect to the Common Stock after the Closing Date where the Record Date for determination of holders of Common Stock entitled to receive such dividend or distribution occurs prior to the Closing Date, and (ii) to the extent an automatic partial conversion pursuant to Section II(b) has occurred in a calendar quarter, the Common Equivalent Dividend Amount payable, if any, shall be determined as if the Initial Conversion Rate were in effect for the entire calendar quarter, unless the Record Date for payment of any such Common Equivalent Dividend Amount occurs after the issuance of such Common Stock, in which case the Common Equivalent Dividend Amount payable, if any, shall be determined as if the Adjusted Conversion Rate were in effect for the entire calendar quarter.
          (b) From and after the date immediately following the Triggering Date to but excluding the Conversion Date, in addition to dividends payable under Section III(a), the Holders of the Series S Junior Preferred Stock shall be entitled to receive, when, as and if declared by the Board or any duly authorized committee of the Board, but only out of assets legally available therefor, non-cumulative cash dividends on the Adjusted Liquidation Preference per share of Series S Junior Preferred Stock, payable quarterly in arrears, on each date that regular quarterly cash dividends are paid with respect to the Common Stock or, if no regular quarterly cash dividends are paid with respect to the Common Stock during such calendar quarter, the last Friday of such calendar quarter (or if such Friday is not a business day, the immediately preceding business day) (each, a “Special Dividend Payment Date”). Dividends payable pursuant to this Section III(b) (the “Special Dividend”) will accrue on the Adjusted Liquidation Preference per share of Series S Junior Preferred Stock at a rate per annum equal to the Special Dividend Rate (as defined below) for each calendar quarter from the Triggering Date to the Conversion Date. The amount of Special Dividends payable shall be computed on the basis of a 360-day year of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. No interest or sum of money in lieu of interest will be paid with respect to any Special Dividend paid later than the scheduled Special Dividend Payment Date. The “Special Dividend Rate” shall initially be 10% per annum and shall increase by two (2) percentage points on each subsequent Special Dividend Payment Date, subject to a maximum rate of 16% per annum. For purposes of dividends payable pursuant to this Section III(b), the Series S Junior Preferred Stock will rank prior to the Common Stock.
          (c) Each dividend or distribution pursuant to (a) or (b) above will be payable to Holders of record of Series S Junior Preferred Stock as they appear in the records of the Corporation at the close of business on the same day as the Record Date for the corresponding dividend or distribution to the holders of shares of Common Stock (or, in the case of a Special Dividend Payment Date where there is no corresponding quarterly cash dividend with respect to the Common Stock during such calendar quarter, the fifteenth day of the calendar month in which the Special Dividend Payment Date falls).
          (d) The cash dividends on the Series S Junior Preferred Stock are noncumulative. To the extent that any dividends payable on the shares of Series S Junior Preferred Stock for a calendar quarter are not declared and paid, in full or otherwise, on the applicable dividend payment date, then such unpaid dividends shall not cumulate and shall cease to be payable, and the Corporation shall have no obligation to pay, and the holders of Series S Junior Preferred Stock shall have no right to receive, dividends for such calendar quarter on the related dividend payment date or at any time in the future or interest with respect to such dividends, whether or not dividends are declared for any subsequent calendar quarter or dividend period with respect to Series S Junior Preferred Stock, Parity Stock (as defined below) or any other class or series of authorized preferred stock of the Corporation. So long as any share of the Series S Junior Preferred Stock remains outstanding, (i) no dividend shall be declared and paid or set aside for payment and no distribution shall be declared and made or set aside for payment on any Common Stock (other than a dividend payable solely in shares of Common Stock), (ii) no shares of Common Stock shall be repurchased, redeemed, or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Common Stock for or into other Common Stock, or the exchange or conversion of one share of Common Stock for or into another share of Common Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Common Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such Common Stock by the Corporation, and (iii) no shares of Parity Stock will be repurchased, redeemed, or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series S Junior Preferred Stock and such Parity Stock except by conversion into or exchange for Common Stock, during a dividend period, unless, in each case, the full dividends payable pursuant to Section III(b) for the then-current calendar quarter on all outstanding shares of the Series S Junior Preferred Stock have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside (except for (w) dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of Common Stock, (x) redemptions or purchases of any rights pursuant to a stockholder rights plan or by conversion or exchange of Parity Stock for or into other Parity Stock of the Corporation, (y) purchases by the Corporation or its affiliates as a broker, dealer, advisor, fiduciary, trustee or comparable capacity in connection with transactions effected by or for the account of customers of the Corporation or customers of any of its subsidiaries or in connection with the distribution or trading of such capital stock and (z) acquisitions of Common Stock in respect of exercises of employee equity awards and any related tax withholding and any purchases or acquisitions of Common Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofor or hereafter adopted). Subject to the next succeeding sentence, for so long as any shares of Series S Junior Preferred Stock remain outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Stock for any period unless full dividends payable pursuant to Section III(b) on all outstanding shares of Series S Preferred Stock for the then-current calendar quarter have been paid in full or declared and a sum sufficient for the payment thereof set aside. To the extent the Corporation declares dividends on the Series S Junior Preferred Stock and on any Parity Stock but does not make full payment of such declared dividends, the Corporation will allocate the dividend payments on a pro rata basis among the holders of the shares of Series S Junior Preferred Stock and the holders of any Parity Stock then outstanding. For purposes of calculating the allocation of partial dividend payments, the Corporation will allocate dividend payments on a pro rata basis among the Holders of the Series S Junior Preferred Stock and the holders of any Parity Stock so that the amount of dividends paid per share on the Series S Junior Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that payable dividends per share on the shares of the Series S Junior Preferred Stock and such Parity Stock (but without, in the case of any noncumulative preferred stock, accumulation of dividends for prior dividend periods) bear to each other. The foregoing right shall not be cumulative and shall not in any way create any claim or right in favor of Holders in the event that dividends have not been declared or paid in respect of any prior calendar quarter. As used herein, “Parity Stock” shall mean each class or series of equity securities of the Corporation issued after the Closing Date (other than Common Stock) that does not by its terms rank senior to the Series S Junior Preferred Stock with respect to payment of dividends or rights upon liquidation, dissolution or winding up of the affairs of the Corporation (including options, warrants or rights to subscribe for or purchase shares of such equity securities).
          (e) No interest or sum of money in lieu of interest will be payable in respect of any dividend payment or payments on Series S Junior Preferred Stock or on such Parity Stock that may be in arrears.
          (f) Holders of Series S Junior Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Series S Junior Preferred Stock as specified in this Section III.

Notwithstanding any provision in this Certificate of Designations to the contrary, Holders of the Series S Junior Preferred Stock shall not be entitled to receive any dividends for any calendar quarter in which the Conversion Date occurs, except to the extent that any such dividends have been declared by the Board or any duly authorized committee of the Board and the Record Date for such dividend occurs prior to the Conversion Date.
     Section IV. Voting
          (a) Prior to the Conversion Date, Holders are entitled to vote (i) on all matters presented to the holders of Common Stock for approval, voting together with the holders of common stock as one class, as if, on the record date for determining the holders of the Corporation’s securities entitled to vote with respect to such matter, the Holders in fact held the shares of Common Stock into which the Series S Junior Preferred Stock are then convertible based on the Applicable Conversion Rate then in effect or (ii) whenever the approval or other action of Holders is required by applicable law or by the Certificate of Incorporation; provided, however that Holders shall not be entitled to vote either together with the Common Stock or as a separate class with respect to the Amendment at any meeting of the stockholders of the Corporation at which the Amendment is presented for approval.
          (b) If and whenever any Special Dividend payable to Holders of the Series S Junior Preferred Stock or any other dividend payable to holders of any other class or series of preferred stock ranking equally with Series S Junior Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted by this Section IV have been conferred (“Voting Parity Securities”) and are exercisable, have not been declared and paid for the equivalent of at least six or more calendar quarters (other than the calendar quarter in which the Series S Junior Preferred Stock is issued) (whether consecutive or not) (a “Nonpayment”), the number of directors constituting the Board shall be increased by two, and the Holders of the outstanding shares of Series S Junior Preferred Stock voting as a class with holders of any Voting Parity Securities, whether or not the holders of such Voting Parity Securities would be entitled to vote for the election of directors if such Nonpayment did not exist, shall have the right, voting separately as a single class without regard to series, with voting rights allocated pro rata based on liquidation preference, to the exclusion of the holders of Common Stock, to elect two directors of the Corporation to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the election of such directors must not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors and provided further that the Board shall at no time include more than two such directors. Each such director elected by the holders of shares of Series S Junior Preferred Stock and any Voting Parity Securities is a “Junior Preferred Director.” Any Junior Preferred Director elected by the holders of the Series S Junior Preferred Stock and any Voting Parity Securities may only be removed by the vote of the holders of record of the outstanding Series S Junior Preferred Stock and any such Voting Parity Securities, voting together as a single and separate class, at a meeting of the Corporation’s stockholders called for that purpose. Any vacancy created by the removal of any Junior Preferred Director may be filled only by the vote of the holders of the outstanding Series S Junior Preferred Stock and any such Voting Parity Securities, voting together as a single and separate class.

          (c) The election of the Junior Preferred Directors will take place at any annual meeting of stockholders or any special meeting of the holders of the Series S Junior Preferred Stock and any Voting Parity Securities, called as provided herein. At any time after the special voting right has vested pursuant to Section  IV(b) above, the secretary of the Corporation may, and upon the written request of any Holder of Series S Junior Preferred Stock (addressed to the secretary at the Corporation’s principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series S Junior Preferred Stock and any Voting Parity Securities, for the election of the two directors to be elected by them as provided in Section  IV(d) below. The Junior Preferred Directors shall each be entitled to one vote per director on any matter.
          (d) Notice for a special meeting will be given in a similar manner to that provided in the Corporation’s by-laws for a special meeting of the stockholders. If the secretary of the Corporation does not call a special meeting within 20 days after receipt of any such request, then any Holder of Series S Junior Preferred Stock may (at the Corporation’s expense) call such meeting, upon notice as provided in this Section IV(d), and for that purpose will have access to the stock register of the Corporation. The Junior Preferred Directors elected at any such special meeting will hold office until the next annual meeting of the Corporation’s stockholders unless they have been previously terminated or removed pursuant to Section IV(e). In case any vacancy in the office of a Junior Preferred Director occurs (other than prior to the initial election of the Junior Preferred Directors), the vacancy may be filled by the written consent of the Junior Preferred Director remaining in office, or if none remains in office, by the vote of the Holders of the Series S Junior Preferred Stock (voting together as a single and separate class with holders of any Voting Parity Securities, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such Nonpayment did not exist) to serve until the next annual meeting of the stockholders.
          (e) The voting rights described in Section IV(b) above will terminate, except as provided by law, upon the earlier of (A) the conversion of all of the Series S Junior Preferred Stock on the Conversion Date or (B) the payment of full Special Dividends on the Series S Junior Preferred Stock and any Voting Parity Securities, for the equivalent of at least four quarterly periods (but subject to revesting in the case of any similar non-payment of dividends in respect of future dividend periods) following a Nonpayment on the Series S Junior Preferred Stock and any Voting Parity Securities. Upon termination of the special voting right described above, the terms of office of the Junior Preferred Directors will immediately terminate, and the number of directors constituting the Board will be reduced accordingly. Any Junior Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series S Junior Preferred Stock (voting together as a single and separate class with holders of any Voting Parity Securities, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such Nonpayment did not exist).

     Section V. Liquidation
          (a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation prior to the Conversion Date, whether voluntary or involuntary, Holders of Series S Junior Preferred Stock shall be entitled to receive for each share of Series S Junior Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation and the holders of any other stock of the Corporation ranking senior as to such distributions to the Series S Junior Preferred Stock, and before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock or other stock of the Corporation ranking junior to Series S Junior Preferred Stock as to such distribution, a liquidating distribution in an amount equal to the Applicable Liquidation Preference, plus any dividends that have been declared but not yet paid, without accumulation of any undeclared dividends, to the date of liquidation.
          (b) If in any distribution described in Section V(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Series S Junior Preferred Stock and the corresponding amounts payable with respect to any other stock of the Corporation ranking equally with Series S Junior Preferred Stock as to such distribution, Holders of Series S Junior Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.
          (c) If the liquidating distribution provided in Section V(a) above has been paid in full to all Holders of Series S Junior Preferred Stock and the corresponding amounts payable with respect to any other stock of the Corporation ranking equally with Series S Junior Preferred Stock as to such distribution have been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences; provided that if the amount of such assets or proceeds to be distributed with respect to a number of shares of Common Stock equal to the Applicable Conversion Rate then in effect (the “As Converted Liquidation Amount”) exceeds the Applicable Liquidation Preference, Holders of Series S Junior Preferred Stock shall be entitled to receive, for each share of Series S Junior Preferred Stock, an additional amount (the “Liquidation Participation Amount”) out of such assets or proceeds such that the As-Converted Liquidation Amount equals the sum of the Applicable Liquidation Preference plus the Liquidation Participation Amount, after making appropriate adjustment such that the holders of Series S Junior Preferred Stock receive the same amount on an as-converted basis as the holders of a number of shares of Common Stock equal to the Applicable Conversion Rate then in effect.
     (d) For purposes of this Section V, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) or all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

     Section VI. Adjustments For Reorganization Events
          (a) Upon the occurrence of a Reorganization Event (as defined herein) prior to the Conversion Date, each share of Series S Junior Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of Holders, become convertible into the types and amounts of securities, cash, and other property that is or was receivable in such Reorganization Event by a holder of the number of shares of Common Stock into which such share of Series S Junior Preferred Stock was convertible immediately prior to such Reorganization Event in exchange for such shares of Common Stock (such securities, cash, and other property, the “Exchange Property”). The Holders shall not have any separate class vote on any Reorganization Event. A “Reorganization Event” shall mean:
          (i) any consolidation or merger of the Corporation with or into another person, in each case pursuant to which the Common Stock will be converted into cash, securities, or other property of the Corporation or another person;
          (ii) any sale, transfer, lease, or conveyance to another person of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, in each case pursuant to which the Common Stock will be converted into cash, securities, or other property;
          (iii) any reclassification of the Common Stock into securities other than the Common Stock; or
          (iv) any statutory exchange of the Corporation’s securities for those of another person (other than in connection with a merger or acquisition).
          (b) In the event that holders of the shares of the Common Stock have the opportunity to elect the form of consideration to be received in such Reorganization Event, the consideration that the Holders are entitled to receive upon conversion shall be deemed to be (i) the types and amounts of consideration received by a majority of the holders of shares of Common Stock that affirmatively make such an election or (ii) if no holders of shares of Common Stock affirmatively make such an election, the types and amounts of consideration actually received by such holders.
          (c) The Corporation (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the type and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section VI.
     Section VII. Reports as to Adjustments
     Whenever the number of shares of Common Stock into which the shares of the Series S Junior Preferred Stock are convertible is adjusted as provided in Section I(e) or Section VI, the Corporation shall promptly compute such adjustment and furnish to the Holders a certificate, signed by the principal financial officer or treasurer of the Corporation, setting forth the number of shares of Common Stock into which each share of the Series S Junior Preferred Stock is convertible as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment will become effective.
     Section VIII. Exclusion of Other Rights
     Except as may otherwise be required by law, the shares of Series S Junior Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, other than those specifically set forth herein (as this Certificate of Designations may be amended from time to time) and in the Certificate of Incorporation. The shares of Series S Junior Preferred Stock shall have no preemptive or subscription rights.
     Section IX. Severability of Provisions
     If any voting powers, preferences or relative, participating, optional or other special rights of the Series S Junior Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designations (as this Certificate of Designations may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series S Junior Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designations (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences or relative, participating, optional or other special rights of Series S Junior Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences or relative, participating, optional or other special rights of Series S Junior Preferred Stock or qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences or relative, participating, optional or other special rights of Series S Junior Preferred Stock or qualifications, limitations and restrictions thereof unless so expressed herein.
     Section X. Reissuance of Series S Junior Preferred Stock
     Shares of Series S Junior Preferred Stock that have been issued and reacquired in any manner, including shares purchased by the Corporation or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized but unissued shares of preferred stock of the Corporation undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation. The Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series S Junior Preferred Stock.
     Section XI. Rank
     Notwithstanding anything set forth in the Certificate of Incorporation or this Certificate of Designations to the contrary, the Board or any authorized committee of the Board, without the vote of the Holders of the Series S Junior Preferred Stock, may authorize and issue additional shares of stock ranking junior or senior to, or on parity with, the Series S Junior Preferred Stock as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

     Section XII. Determinations
     The Corporation shall be solely responsible for making all calculations called for hereunder. Such calculations include, but are not limited to, the calculations under Section I hereof. The Corporation covenants to make all such calculations in good faith. Absent manifest error, such calculations shall be final and binding on all Holders of shares of the Series S Junior Preferred Stock. The Corporation shall have the power to resolve any ambiguity and its action in so doing, as evidenced by a resolution of the Board, shall be final and conclusive unless clearly inconsistent with the intent hereof. Amounts resulting from any calculation will be rounded, if necessary, to the nearest one ten-thousandth, with five one-hundred thousandths being rounded upwards.
     Section XIII. No Redemption
     The Corporation may not, at any time, redeem the outstanding shares of the Series S Junior Preferred Stock.
     Section XIV. Repurchases
     Subject to the limitations imposed herein, the Corporation may purchase and sell shares of Series S Junior Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board or any duly authorized committee of the Board may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.
     Section XV. No Sinking Fund
     Shares of Series S Junior Preferred Stock are not subject to the operation of a sinking fund.
     Section XVI. Notices
     All notices, requests and other communications to the Holder of Series S Junior Preferred Stock shall be in writing (including facsimile transmission) and shall be given at the address of such Holder as shown on the books of the Corporation. A Holder of Series S Junior Preferred Stock may waive any notice required hereunder by a writing signed before or after the time required for notice or the action in question. Notice shall be deemed given on the earlier of the date received or three business days after the date such notice is mailed by first-class mail, postage prepaid.

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